EXHIBIT 10.27.1

EXECUTIVE LONG-TERM INCENTIVE PLAN

1.	PURPOSE

The purpose of the Executive Long-Term Incentive Plan, as amended and restated, (the “Plan”) is to focus key executives of Avery Dennison Corporation (the “Company”) on factors that influence the Company’s long-term growth and success. The Plan provides a means whereby Participants are given an opportunity to share financially in the future value they help to create for the Company and its stockholders.

The Plan is also intended to enable the Company to provide that bonuses paid under the Plan quality for the exemption for certain performance-based compensation from the limits on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986.

2.	PARTICIPATION

Participation in the Plan is limited to key executives of the Company who, in the opinion of the Compensation and Executive Personnel Committee (“Committee”) of the Board of Directors, have the responsibility to influence the Company’s long-range performance materially, and who have been recommended for participation by the Chief Executive Officer of the Company and designated as Participants by the Committee.

3.	DEFINITIONS

“Achievement Factor” means the percentage to be used in determining a Participant’s deferred cash incentive Award for achieving a specified percentage or percentile of the pre-established Performance Objectives.

“Average Capital” means the numerical average for a given year of ending Capital for the Company’s five most recently completed fiscal quarters, including the last quarter of that year.

“Average Shareholders’ Equity” means the numerical average for a given year of ending Shareholders’ Equity for the Company’s five most recently completed fiscal quarters, including the last quarter of that year.

“Award” refers to a deferred cash incentive earned by a Participant based on the achievement of Company and, in some cases, Business Unit financial objectives.

“Base Salary” means the annual base salary rate in effect for a Participant as of the end of a Performance Cycle.

“Business Unit” or “Unit” refers to a group, division or subsidiary of the Company.

“Business Unit Cumulative Economic Value Added” or “Business Unit CEVA” means the Cumulative Economic Value Added of a Business Unit.

“Business Unit Net Income” means net income of a Business Unit.

“Business Unit ROTC” means the return on total capital of a Business Unit.

“Capital” means the sum of the Company’s Shareholders’ Equity and Long-Term Debt.

“Cash Flow from Operations” means the Company’s net cash provided by operating activities.

“Cause” means (i) continued failure by a Participant to perform his or her duties (except as a direct result of the Participant’s incapacity due to physical or mental illness) after receiving notification by the Chief Executive Officer or an individual designated by the Chief Executive Officer (or the Board of Directors in the case of the Chief Executive Officer) identifying the manner in which the Participant has failed to perform his or her duties, (ii) engaging in conduct, which, in the opinion of a majority of the Board of Directors, is materially injurious to the Company, or (iii) conviction of the Participant of any felony involving moral turpitude.

“Change of Control” means the happening of any of the following events:

(a) An acquisition by any individual, entity or group (within the meaning of Article 13.4(a) or 14.4(b) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) The consummation of a reorganization, merger or consolidation or sale involving the Company or a disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such

Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” refers to the Compensation and Executive Personnel Committee of the Board of Directors of the Company.

“Company Cumulative Economic Value Added” or “Company CEVA” means the Cumulative Economic Value Added of the Company.

“Company ROTC” means the return on total capital of the Company.

“Cumulative Economic Value Added” or “CEVA” means the Economic Value Added over a defined period of time (for example, over the Performance Cycle).

“Disability” refers to a physical or mental condition that prevents a Participant from performing his or her normal duties of employment. If a Participant makes application for disability benefits under the Company’s long-term disability program and qualifies for such benefits, the Participant shall be deemed to qualify as totally and permanently disabled under the Plan.

“Discretionary Pool” or “Pool” refers to the sum of cash payments made available by the Committee to Participants who have achieved exceptional performance and to other Company employees who have made significant contributions to the achievement of Performance Objectives.

“Earnings Per Share” or “EPS” means the Company’s diluted earnings per share.

“Economic Value Added” means net operating profit after taxes on income minus a capital charge based upon the Company’s weighted average cost of capital.

“Effective Date” means January 1, 2004.

“Long-Term Debt” means the Company’s long-term debt

“Net Income” means the Company’s after-tax net income.

“Net Sales” means the Company’s net sales.

“Participant” means an executive of the Company in a position designated by the Committee to participate in the Plan.

“Performance Cycle” or “Cycle” refers to a three-year period during which performance is measured for purposes of determining cash Awards under the Plan. The initial Performance Cycle will cover the Company’s 2004 through 2006 fiscal years.

“Performance Objective” means one of the following pre-established performance objectives for the Company or its Business Units for a Performance Cycle as determined by the Committee: ROTC, EPS, ROS, ROE, Net Income, Net Sales, Sales Growth, Cash Flow from Operations, Total Shareholder Return, and Economic Value Added.

“Retirement” means a termination of service in accordance with the retirement provisions of the Company sponsored tax qualified defined benefit retirement plan in which a Participant is participating immediately prior to the date of such termination of service.

“ROE” means the percentage determined by dividing Net Income by Average Shareholders’ Equity.

“ROS” means the percentage determined by dividing Net Income by Net Sales.

“ROTC” means the Company’s return on total capital.

“Sales Growth” means the Company’s increase in Net Sales from the prior measurement period as compared to the current measurement period.

“Service” means continuous and substantially full-time employment with the Company.

“Shareholders’ Equity” means the Company’s total shareholders’ equity.

“Success Factor Award” refers to the additional deferred cash incentive Award earned for achieving greater than the Target Performance Objectives established for a Performance Cycle.

“Success Factor Performance Objective” means one of the pre-established Company Performance Objectives used to determine the Success Factor Award.

“Standard & Poor’s 500 Return Percentile Ranking” means the Standard & Poor’s annual percentile total shareholder return ranking (not using a weighted average) of Standard & Poor’s 500 public companies, which total shareholder return calculation process is the same as the one described in the definition of Total Shareholder Return.

“Target Award” refers to the deferred cash incentive Award earned for achieving the Target Performance Objectives established for a Performance Cycle.

“Target Performance Objective” means one of the pre-established Performance Objectives used to determine the Target Award.

“Termination of Service” means a termination of Service from the Company for any reason, whether voluntary or involuntary, including death, Retirement and Disability.

“Total Shareholder Return” means the cumulative shareholder return on the Company’s common stock, including the reinvestment of dividends, as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between (1) the average of the Company’s closing stock price for the three months prior to the beginning of the measurement period and (2) the average of the Company’s closing stock price for the three months prior to the end of the measurement period, by (ii) the average of the Company’s closing stock price for the three months prior to the beginning of the measurement period.

“Transfer” refers to the appointment of a Participant to a new position within the Company, which may either be within the same position classification under the Plan or in a different position classification under the Plan.

“Weighting Factor” means the percentage of a Participant’s Target Award or Success Factor Award, which will be calculated based on the achievement of a particular Performance Objective.

4.	GENERAL PLAN DESCRIPTION

A.	Overview

Commencing as of the Effective Date, the Plan provides for each Participant the opportunity to earn a deferred cash incentive Award based on the financial performance of the Company and, in some cases, its Business Units. Within 90 days of the commencement of each Cycle, the Committee will establish (and the Committee has established for the 2004-2006 Cycle) one or more Performance Objectives; provided that such Performance Objectives may be adjusted by the Committee within the first 90 days of the beginning of each Cycle. The definitions of the terms used to determine the Performance Objectives for a Cycle shall be based upon the definitions of such terms as set forth in Section 2 and as such terms may be used in preparing the Company’s annual reports (including financial statements or reports) or other management reports or as such definitions may be adjusted by the Committee for the purpose of this Plan, all as the Committee shall determine within the first 90 days of such Plan Year.

B.	Deferred Cash Incentive Awards

Each Participant will be provided with the opportunity to earn a deferred cash incentive Award after the end of a three-year Performance Cycle equal to the Target Award plus the Success Factor Award. The maximum cash payment to a participant for a Performance Cycle is $4 million.

(1)	Performance Cycle

The initial Performance Cycle will cover the period beginning with the Company’s 2004 fiscal year and ending with the Company’s 2006 fiscal year. Subsequent three-year Performance Cycles will begin every two years, starting with the Company’s 2006 fiscal year.

(2)	Range of Target and Success Factor Award Opportunities

The deferred cash incentive Target Award opportunity for each Participant during each Performance Cycle ranges from 20% to 100% of Base Salary depending upon position classification as illustrated in Table 1 below. The deferred cash incentive Success Factor Award opportunity for each Participant during each Performance Cycle also ranges from 20% to 100%. Classification of Participants into the categories listed in Table 1 will be recommended by the Chief Executive Officer of the Company and approved by the Committee.

Table 1

Deferred Cash Incentive Award Range

By Position Classification

Category	Position Classification	Total Award Range as % of Base Salary	Target Award as % of Base Salary	Success Factor Award as % of Base Salary
1	Chief Executive Officer	0% - 200%	100%	100%
1	Chief Operating Officer	0% - 180%	90%	90%
1	Senior Executive Officers	0% - 160%	80%	80%
1	Corporate & Staff Officers	0% - 160%	20% - 80%	20% - 80%
2	Group and Sub-Group VP’s	0% - 160%	40% - 80%	40% - 80%
2	Division VP/GM’s and Officers	0% - 120%	30% - 60%	30% - 60%

The actual total Award earned within the above range will depend upon the level of achievement versus specific Performance Objectives established by the Committee under the Plan for each Performance Cycle within the first 90 days of such Performance Cycle.

(3)	Performance Measurement and Calculation of Target Awards

(a)	Calculation Formula

Target Awards will be determined based upon the Company’s, or in some cases, Business Unit’s achievement versus pre-established Target Performance Objectives. The total Target Award will equal the sum of Awards for each Target Performance Objective. The Target Award for each Target Performance Objective will equal the product of the Base Salary times the Target Award as a percent of Base Salary times the Weighting Factor (set forth in (4)(a) and (5)(a) below) times the Achievement Factor (set forth in (4)(b) and (5)(b) below) for that Target Performance Objective.

The foregoing formula can be expressed as the following mathematical equation:

Total Target Award = [Target Award (Base Salary x Target Award as % of Base Salary) x Weighting Factor x Achievement Factor for first Target Performance Objective] + [Target Award (Base Salary x Target Award as % of Base Salary) x Weighting Factor x Achievement Factor for second Target Performance Objective] + [Target Award (Base Salary x Target Award as % of Base Salary) x Weighting Factor x Achievement Factor for third Target Performance Objective, if any] + [Target Award (Base Salary x Target

Award as % of Base Salary) x Weighting Factor x Achievement Factor for fourth Target Performance Objective, if any].

(4)	Category 1 Participants

(a)	Weighting Factors

For Participants classified in Category 1, Target Awards will be determined based upon the Company’s achievement versus pre-established Company Target Performance Objectives.

For the initial Performance Cycle, the Company Target Performance Objectives will be weighted as follows in determining the Target Award:

Target Performance Objective	Weighting Factor
Company TSR	33.3%
Company EPS	33.3%
Company CEVA	33.3%

In subsequent Performance Cycles, the Committee will select one or more Performance Objectives and weightings to determine such Target Awards within the first 90 days of such Performance Cycle.

(b)	Achievement Factor

The Achievement Factor for each Company Target Performance Objective will be between a threshold Achievement Factor of 70% (for achieving 80% of the Target Performance Objective or 35th percentile Company TSR ranking as compared to the S&P 500 Return Percentile Ranking) and a maximum Achievement Factor of 100% (for achieving the Target Performance Objective or 50th percentile Company TSR ranking as compared to the S&P 500 Return Percentile Ranking) as illustrated in the table below. The Achievement Factors for performance between the threshold and 100% Achievement Factors will be linearly interpolated. For the initial Performance Cycle, the Company Target Performance Objectives will be EPS, CEVA and TSR.

Percent Achievement of Target Performance Objective for EPS and CEVA	Achievement Factor	Percentile Achievement of Company TSR as compared to S&P 500 Return Percentile Rankings
Less than 80%	0	Less than 35th percentile
80%	70%	35th percentile
85%	77.5%	38.8th percentile
90%	85.0%	42.5th percentile
95%	92.5%	46.3th percentile
100%	100%	50th percentile

(c)	Measurement Process

For the initial Performance Cycle, the measurement of Company Target Performance Objectives will be based upon performance during the final year of the Cycle, except for CEVA which will be measured at the end of each year of the Cycle and totaled at the end of the Cycle, and for TSR which will be measured at the end of the Cycle. For subsequent Performance Cycles, performance measurement may be based upon different criteria (e.g., average performance during the Cycle) at the discretion of the Committee as determined within the first 90 days of such Performance Cycle

(5)	Category 2 Participants

(a)	Weighting Factors

For Participants classified in Category 2, deferred cash incentive Target Awards will be determined based upon the performance of the Participant’s Business Unit against pre-established Business Unit Target Performance Objectives.

For the initial Performance Cycle, the Business Unit Target Performance Objectives will have the following Weighting Factors:

Target Performance Objective	Weighting Factor
Business Unit ROTC	33.3%
Business Unit Net Income	33.3%
Business Unit CEVA	33.3%

In subsequent Performance Cycles, the Committee will select one or more Performance Objectives and weightings to determine such Target Awards within the first 90 days of such Performance Cycle.

(b)	Achievement Factor

The Achievement Factor for each Business Unit Target Performance Objective will be between a threshold Achievement Factor of 70% (for achieving 80% of the Target Performance Objective) and a maximum Achievement Factor of 100% (for achieving the Target Performance Objective) as illustrated in the table below. The Achievement Factors for performance between the threshold and 100% Achievement Factors will be linearly interpolated. For the initial Performance Cycle, the Business Unit Performance Objectives will be Business Unit ROTC, Business Unit Net Income and Business Unit CEVA.

Percent Achievement of Target Performance Objective for Business Unit ROTC, Net Income and CEVA	Achievement Factor
Less than 80%	0
80%	70%
85%	77.5%
90%	85.0%
95%	92.5%
100%	100%

(c)	Measurement Process

For the initial Performance Cycle, the measurement of Business Unit Target Performance Objectives will be based upon performance during the final year of the Cycle, except for CEVA which will be measured at the end of each year of the Cycle and totaled at the end of the Cycle. For subsequent Performance Cycles, performance measurement may be based upon different criteria (e.g., average performance during the Cycle) at the discretion of the Committee as determined within the first 90 days of such Performance Cycle

(d)	Performance Measurement and Calculation of Success Factor Awards

Participants in Category 2 are eligible for a Success Factor Award only if the percentage of achievement of each of their Business Unit Target Performance Objectives equals or exceeds 80% and only if the average of the percentages of achievement of their Business Unit Target Performance Objectives equals or exceeds 100%.

Success Factor Awards will be determined based on the Company’s achievement versus pre-established Success Factor Performance Objectives which exceed the Target Performance Objectives. The total Success Factor Award will equal the sum of the Success Factor Awards for each Success Factor Performance Objective. The Success Factor Award for each Success Factor Performance Objective will equal the product of the Base Salary times the Success Factor Award as a percent of Base Salary times the Weighting Factor (set forth in (6)(a) below) times the Achievement Factor (set forth in (6)(b) below) for that Success Factor Performance Objective.

The foregoing formula can be expressed as the following mathematical equation:

Total Success Factor Award = [Success Factor Award (Base Salary x Success Factor Award as % of Base Salary) x Weighting Factor x Achievement Factor for first Success Factor Performance Objective] + [Success Factor Award (Base Salary x Success Factor Award as % of Base Salary) x Weighting Factor x Achievement Factor for second Success Factor Performance Objective] + [Success Factor Award (Base Salary x Success Factor Award as % of Base Salary) x Weighting Factor x Achievement Factor for third Success Factor Performance Objective, if any] + [Success Factor Award (Base Salary x Success Factor Award as % of Base Salary) x Weighting Factor x Achievement Factor for fourth Success Factor Performance Objective, if any].

(6)	Success Factor Awards

(a)	Weighting Factors

For Participants in both Category 1 and Category 2, Success Factor Awards will be determined based upon the Company’s achievement versus pre-established Company Performance Objectives which exceed the Target Performance Objectives.

For the initial Performance Cycle, the Success Factor Performance Objectives will be weighted as follows in determining the Success Factor Award:

Success Factor Performance Objective	Weighting Factor
Company TSR	33.3%
Company EPS	33.3%
Company CEVA	33.3%

In subsequent Performance Cycles, the Committee will select one or more Performance Objectives and weightings to determine such Target Awards within the first 90 days of such Performance Cycle.

(b)	Achievement Factor

At the beginning of each Performance Cycle, the Committee will establish two levels of Success Factor Performance Objectives that are in excess of the Target Performance Objectives.

If the Company’s performance is between the Target Performance Objective and the first level Success Factor Performance Objective for Company EPS and Company CEVA, then the Achievement Factor for that Success Factor Performance Objective will be between 0% and 50%. If the Company TSR is between the 50th and the 60th percentile as compared to the S&P 500 Return Percentile Ranking, then the Achievement Factor for that Success Factor Performance Objective will be between 0% and 50%. The Achievement Factor for performance between the Target Performance Objective and the first level Success Factor Performance Objective will be linearly interpolated.

If the Company’s performance is between the first level Success Factor Performance Objective and the second level Success Factor Performance Objective for Company EPS and Company CEVA, then the Achievement Factor for that Success Factor Performance Objective will be between 50% and 100%. If the Company TSR is between the 60th and the 70th percentile as compared to the S&P 500 Return Percentile Ranking, then the Achievement Factor for that Success Factor Performance Objective will be between 50% and 100%. The Achievement Factor for performance between the first level Success Factor Performance Objective and the second level Success Factor Performance Objective will be linearly interpolated.

(c)	Measurement Process

For the initial Performance Cycle, the measurement of Company Success Factor Performance Objectives will be based upon performance during the final year of the Performance Cycle, except for Company CEVA which will be measured at the end of each year of the Cycle and totaled at the end of the Cycle and the Company TSR which will be measured at the end of the Cycle. For subsequent Performance Cycles, performance measurement may be based upon different criteria (e.g., average performance during the Cycle) at the discretion of the Committee within the first 90 days of such Performance Cycle.

(7)	Discretionary Pool Participation

A Discretionary Pool will be available for each Performance Cycle to provide the opportunity for Participants (other than those Participants whose Target Award is 80% or more) who have achieved exceptional performance to earn more than the Target Award plus the Success Factor Award, or for individuals who are not selected to be Participants in the Plan but who have made significant contributions to the achievement of Performance Objectives to earn cash payments. A “target” Discretionary Pool will be determined by the Committee prior to the beginning of each Performance Cycle. The actual Discretionary Pool made available will be determined by the Committee at the end of the Performance Cycle and may exceed or fall below the “target” Pool based upon the Committee’s assessment of (i) overall Company performance during the Cycle and (ii) the performance of the individual Business Units.

The actual Discretionary Pool approved by the Committee will be allocated among individuals recommended by the Chief Executive Officer and approved by the Committee; provided, however, that Participants whose Target Award is 80% or more will not be eligible for participation in the Discretionary Pool. No payments will be made from the Discretionary Pool unless at least one of the Company threshold Target Performance Objectives (i.e., 80% of the Target Performance Objective) for the Performance Cycle has been met.

(8)	Deferral of Bonus

A Participant may elect to defer receipt of an Award under the deferred compensation plans offered by the Company, in accordance with the terms of such plans.

5.	NEW PARTICIPANTS

New Participants may be added to the Plan at any time at the discretion of the Committee. The Award opportunity of a new Participant will be prorated for each Performance Cycle based on the number of months of participation in the Plan divided by 36. Notwithstanding the above, an individual must participate in the Plan for at least 12 months during any Performance Cycle to be eligible to receive a deferred cash incentive Award for that Cycle.

6.	TERMINATION OF SERVICE

If a Participant terminates Service with the Company prior to the end of a Performance Cycle due to voluntary termination or termination for Cause, the Participant will not receive any deferred cash incentive Award for that Performance Cycle.

Upon a Termination of Service during a Performance Cycle due to death or Disability, a Participant’s deferred cash incentive Award opportunity for that Cycle will be prorated by dividing the number of full months of participation in the Cycle by thirty-six (36).

If a Participant’s Service is terminated involuntarily without Cause prior to the completion of a Performance Cycle, the Participant will be entitled to receive the following percentage of his or her earned deferred cash incentive Award for the Cycle:

If Termination Occurs Between X Months From Start of Cycle	% of Earned Award to be Paid
0 - 27 Months	0%
27 - 36 Months	33 1/3%

Upon a Termination of Service due to Retirement prior to the completion of a Performance Cycle, the Participant will be entitled to receive the following percentage of his or her earned deferred cash incentive Award for the Cycle:

If Termination Occurs Between X Months From Start of Cycle	% of Earned Award to be Paid
0 - Months	0%
3 - 12 Months	33 1/3%
12 - 8 Months	50%
18 - 4 Months	66 2/3%
24 - 6 Months	Prorate to 100%

7.	PAYMENT OF EARNED DEFERRED CASH INCENTIVE

Earned Awards under the Plan (net of any applicable taxes) will be paid in cash as soon as possible following the determination of Company and Business Unit performance for the Performance Cycle. Upon the death of a Participant, the Committee may elect to provide early payment in order to facilitate the settlement of the Participant’s estate.

8.	TRANSFERS

Upon a Transfer prior to the completion of a Performance Cycle, the Participant will earn his or her deferred cash incentive Award for the Cycle based on his or her old and/or new positions, as follows:

If Transfer Occurs Between X Months from Start of Cycle	Award Earned in Old/New Position
0 - 6 Months	100% in new position
6 - 30 Months	Prorated between old and new positions
30 - 36 Months	100% in old position

9.	PLAN ADMINISTRATION

A.	General Administration

The Committee will administer the Plan, and will interpret the provisions of the Plan. The interpretation and application of these terms by the Committee shall be binding and conclusive. The Committee’s authority will include, but is not limited to:

•	Selecting the Participants;

•	Establishing and adjusting the Performance Objectives (including the definitions therefor), and weighting the Performance Objectives; and

•	Determining and certifying performance results and Awards based on achievement of Performance Objectives, subject to the Committee’s discretion to decrease the Awards.

B.	Amendment, Suspension or Termination of the Plan

The Committee may amend, suspend or terminate the Plan, whole or in part, at any time, if, in the sole judgment of the Committee, such action is in the best interests of the Company. Notwithstanding the above, any such amendment, suspension or termination must be prospective in that it may not deprive Participants of that which they otherwise would have received under the Plan for the current Performance Cycle(s) had the Plan not been amended, suspended or terminated.

C.	Designation of Beneficiaries

Each Participant shall have the right at any time to designate any person or persons as beneficiary(ies) to whom any cash payments earned under the Plan shall be made in the event of the Participant’s death prior to the distribution of all benefits due the Participant under the Plan. Each beneficiary designation shall be effective only when filed in writing with the Company during the Participant’s lifetime.

The filing of a new Beneficiary Designation Form will cancel all designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary Designation Form shall revoke such designation unless:

In the case of divorce, the previous spouse was not designated as beneficiary; and

In the case of marriage, the Participant’s new spouse had previously been designated as beneficiary.

The spouse of a married Participant shall join in any designation of a beneficiary other than the spouse on a form prescribed by the Committee or the Company.

If a Participant fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, then the Committee or the Company shall direct the distribution of Plan benefits to the Participant’s estate.

10.	CHANGE OF CONTROL

A. Immediately upon a Change of Control, each Participant shall receive a fixed cash payment equivalent to his or her Target Award (such term is defined for the purpose of this paragraph as the percentage of his or her Base Salary targeted either (i) within 90 days of the beginning of the Performance Cycle by the Committee for officers who are or might be “covered employees” as that term is defined in Section 162(m) of the Code, or (ii) during the Performance Cycle for other officers, at the annual base salary rate for each Participant in effect at the time of the Change of Control and without regard to the achievement of any of the Performance Objectives) for each Performance Cycle that begins before the date of the Change of Control and ends after the date of the Change of Control.

B. Following a Change of Control, each Participant shall continue to be entitled to receive payments under the Plan for each Performance Cycle that begins on or before the date of the Change of Control and ends after the date of the Change of Control, as earned in accordance with the terms of the Plan, to the extent such Participant has not already received such payment for that Performance Cycle pursuant to paragraph (A) of this Section 10.

11.	MISCELLANEOUS PROVISIONS

A.	Unsecured Status of Claim

Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any specific property or assets of the Company. No assets of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Company’s obligations under the Plan.

Any and all of the Company’s assets shall be, and shall remain, the general unpledged and unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay benefits in the future.

B.	Employment Not Guaranteed

Nothing contained in the Plan nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the Service of the Company.

C.	Nonassignability

No person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey, in advance of actual receipt, the benefits, if any, payable under the Plan, or any part thereof, or any interest therein, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No portion of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, lien or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency. Any such transfer or attempted transfer in violation of the preceding provisions shall be null and void.

D.	Validity

In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provision of the Plan.

E.	Withholding-Tax

The Company shall withhold from all benefits due under the Plan an amount sufficient to satisfy any federal, state and local tax withholding requirements.

F.	Applicable Law

The Plan shall be governed in accordance with the laws of the State of California.

G.	Inurement of Rights and Obligations

The rights and obligations under the Plan shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Participants and their beneficiaries.